EXHIBIT 10.7

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022

Fax number for insertion orders (650) 943-2433

REVISION	Insertion Order

Insertion Order #:	10541.f	Date:	11/11/2004

Advertiser:	Travelocity.t:om, Inc.
Contact Information:	Emma Coker	Bill To:	Click Here, Inc.
	Click Here, Inc.		Emma Coker
	8750 N. Central Expressway		8750 N. Central Expressway
	Suite 1200		Suite 1200
	Dallas, TX 75231-6437		Dallas, TX 75231-6437
Phone: (214) 891-5323
Fax: (214) 891-5333
ecoker@clickhere.com

Sales Contact:	Susan Barrett	Producer:	David Rowley
	Phone: (212) 521-4204		Phone: (212) 521-4209
	sbarrett@travelzoo-inc.corn		drowley@travelzoo-inc.com

Advertising Program

Flight Dates:	7/1/2004 — 12/31/2004

Placements:			Minimum Emails: Fee:
* clicks SuperSearch Website			$*

	TOTAL NET INVESTMENT		$*

Notes:

Orders are invoiced on the first day of the campaign. Standard terms: Net 30 days (with approved credit).

This is a cost-per-click agreement. Click volume is driven by consumer usage, may not be delivered evenly over the contract period, and may be delivered in full prior to the end of the contract period. In the event of early delivery, Advertiser must purchase additional volume to continue advertising.

This revised insertion order reflects the addition of * clicks to the original amount of * clicks at a $* cpc. Revised campaign end date is December 31, 2004.

Travelocity 10 Addendum and Sequential Liability Agreement signed 12/03 by both parties shall supersede Travelzoo Standard Terms and Conditions.

Travelzoo Inc., 590 Madison Avenue, 21st Floor, New York, NY 10022	Page of 3
Fax number for Insertion orders (650) 943-2433

General Terms and Conditions for Advertising with Travelzoo

The following terms and conditions (the “General Terms”) shall be deemed to be Incorporated into every insertion order/advertising agreement (the “Insertion Order”):

1.	Terms of Payment. Advertiser must submit completed credit application to determine terms of payment. If no credit application is submitted or the request for credit is denied by Travelzoo Inc. (“Travelzoo”) in its sole discretion, the Insertion Order must be paid in advance of the advertisement start date. Major credit cards (Visa, MasterCard, and American Express) are accepted. If Travelzoo approves credit, Advertiser will be invoiced on the first day of the contract period set forth on the Insertion order and payment shall be made to Travelzoo within thirty (30) days from the date of invoice (“Due Date”). Amounts paid after the Due Date shall bear interest at the rate of one percent (1%) per month (or the highest rate permitted by law, if less). In the event Advertiser fails to make timely payment, Advertiser will be responsible for all reasonable expenses (including attorneys’ fees) incurred by Travelzoo in collecting such amounts. Travelzoo reserves the right to suspend performance of its obligations hereunder (or under any other agreement with Advertiser) in the event Advertiser fails to make timely payment hereunder or under any other agreement with Travelzoo,

2.	Positioning. Except as otherwise expressly provided in the Insertion Order, positioning of advertisements on Travelzoo is at the sole discretion of Travelzoo. Travelzoo may, at its sole discretion, remove from the Insertion Order (and substitute with similar inventory) any keyword or category page that it believes to be a trademark, trade name, company name, product name or brand name belonging to or claimed by a third party.

3.	Usage Statistics. Unless specified in the Insertion Order, Travelzoo makes no guarantees with respect to usage statistics or levels of impressions for any advertisement. Advertiser acknowledges that delivery statistics provided by Travelzoo are the official, definitive measurements of Travelzoo’s performance on any delivery obligations provided in the Insertion Order. The processes and technology used to generate such statistics can be audited by the advertiser or an independent agency.

4.	Renewal. Except as expressly set forth in the Insertion Order, any renewal of the Insertion Order and acceptance of any additional advertising order shall be at Travelzoo’s sole discretion. Pricing for any renewal period is subject to change by Travelzoo from time to time.

5.	No Assignment or Resale of Ad Space. Advertiser may not resell, assign, or transfer any of its rights hereunder, and any attempt to resell, assign or transfer such rights shall result in immediate termination of this contract, without liability to Travelzoo.

6.	Limitation of Liability. In the event (1) Travelzoo fails to publish an advertisement in accordance with the schedule provided in the Insertion Order, (2) Travelzoo fails to deliver the number of total page views specified in the Insertion Order (if any) by the end of the specified period, or (3) of any other failure, technical or otherwise, of such advertisements to appear as provided in the Insertion order, the sole liability of Travelzoo to Advertiser shall be limited to, at Travelzoo’s sole discretion, a pro rata refund of the advertising fee representing undelivered page views, placement of the advertisement at a later time in a comparable position, or extension of the term of the Insertion Order until total page views are delivered. In no event shall Travelzoo be responsible for any consequential, special, punitive or other damages, including, without limitation, lost revenue or profits, in any way arising out of or related to the Insertion Order/General Terms or publication of the advertisement, even if Travelzoo has been advised of the possibility of such damages. Without limiting the foregoing, Travelzoo shall have no liability for any failure or delay resulting from any governmental action, fire, flood, insurrection, earthquake, power failure, riot, explosion, embargo, strikes whether legal or Illegal, labor material shortage, transportation interruption of any kind, work slowdown or any other condition beyond the control of Travelzoo affecting production or delivery in any manner.

7.	Advertisers Representations; Indemnification. Advertisements are accepted upon the representation that Advertiser has the right to publish the contents of the advertisement without infringing the rights of any third party and without violating any law. In consideration for such publication, Advertiser agrees, at its own expense, to indemnify, defend, and hold harmless Travelzoo and its employees, representatives, agents and affiliates, against any and all expenses and losses of any kind (including reasonable attorneys’ fees and costs) Incurred by Travelzoo in connection with any claims, administrative proceedings or criminal investigations of any kind arising out of publication of the advertisement and/or any material, product or service of Advertiser to which users can link through the advertisement (including, without limitation, any claim of trademark or copyright infringement, defamation, breach of confidentiality, privacy violation, false or deceptive advertising or sales practices).

8.	Provision of Advertising Materials. Advertiser will provide all materials for the advertisement in accordance with Travelzoo’s policies in effect from time to time, including (without limitation) the manner of transmission to Travelzoo and the lead-time prior to publication of the advertisement. Ads cannot link to pages that include pop-up or pop-under windows. Travelzoo shall not be required to publish any advertisement that is not received in accordance with such policies and reserves the right to charge Advertiser, at the rate specified in the Insertion Order, for Inventory held by Travelzoo pending receipt of acceptable materials from Advertiser which are past due. Advertiser hereby grants to Travelzoo a non-exclusive, worldwide, fully paid license to use, reproduce and display the advertisement (and the contents, trademarks and brand features contained therein) in accordance herewith,

9.	Right to Reject Advertisement. All contents of advertisements are subject to Travelzoo’s approval. Travelzoo reserves the right to reject or cancel any advertisement, insertion order, URL link, space reservation or position commitment, at any time, for any reason whatsoever (including belief by Travelzoo that placement of advertisement. URL link, etc., may subject Travelzoo to criminal or civil liability).

Travelzoo Inc., 590 Madison Avenue, 21st Floor, New York, NY 10022	Page of 3
Fax number for Insertion orders (650) 943-2433

10.	Cancellations. Except as otherwise provided In the Insertion Order, the Insertion Order is non-cancelable by Advertiser. All notices shall be in writing and shall be deemed delivered when delivered in person or mailed certified through the United States Postal Service, postage prepaid, or via FedEx addressed as follows: Travelzoo Inc., Attn: Contracts Department, 800 West El Camino Real, Suite 180, Mountain View, CA 94040.

11.	Construction. No conditions other than those set forth in the Insertion Order or these General Terms shall be binding on Travelzoo unless expressly agreed to in writing by Travelzoo. In the event of any inconsistency between the Insertion Order and the General Terms, the General Terms shall control.

12.	Miscellaneous. These General Terms, together with the Insertion Order, (1) shall be governed by and construed in accordance with, the law of the State of California, without giving effect to principles of conflicts of law; (2) may be amended only by a written agreement executed by an authorized representative of each party; and (3) constitute the complete and entire expression of the agreement between the parties, and shall supersede any and all other agreements, whether written or oral, between the parties. Advertiser shall make no public announcement regarding the existence or content of the Insertion Order without Travelzoo’s written approval, which may be withheld at Travelzoo’s sole discretion. Both parties consent to the jurisdiction of the courts of the State of California with respect to any legal proceeding arising In connection with the Insertion Order/General Terms. All notices shall be in writing and shall be deemed delivered when delivered in person or mailed certified through the United States Postal Service, postage prepaid, or via FedEx addressed as follows: Travelzoo Inc., Attn: Contracts Department, 800 West El Camino Real, Suite 180, Mountain View, CA 94040.

13.	Third Party Ad Serving. If Travelzoo has approved the use by Advertiser of a third party ad server (Third Party Ad Server) In connection with this insertion Order, the following provisions shall also apply:

(1) The Advertiser shall post each advertisement to a staging area and shall notify Travelzoo of such posting at least four (4) business days prior to the date on which Third Party Ad Server is scheduled to serve such advertisement to a Travelzoo property. Such advertisement shall be reviewed by Travelzoo and must be approved in writing by Travelzoo before it can be served by Third Party Ad Server. In accordance with Section 9, Travelzoo reserves the right to reject any advertisement or any element thereof, for any reason at its sole discretion.

(2) The Advertiser shall post all scheduling changes, new target URLs, new HTML specifications, new graphics and all other new or revised advertisements (“Revisions”) to a staging area and shall notify Travelzoo of such postings at least four (4) days prior to the date Advertiser wishes such Revisions to take effect. Revisions shall not be implemented until approved by Travelzoo in writing, which approval shall be at Travelzoo’s sole discretion.

(3) If Advertiser discovers that Advertiser or Third Party Server has served, or caused to be served, an advertisement to a Travelzoo property in violation of this Agreement, Advertiser must immediately provide notice to Travelzoo of the violation (along with a written explanation) and remove the advertisement from its placement or rotation to the Travelzoo properties, Nothing in this Section shall limit any of Travelzoo’s rights or remedies In the event of such breach.

(4) In the event Travelzoo exercises its right to cancel an advertisement in accordance with Section 9 hereof, Travelzoo shall notify Advertiser in writing. The Advertiser must cause the advertisement to be removed from the Travelzoo properties and from its advertising rotation no later than four (4) hours after written notification by Travelzoo.

I hereby agree to the foregoing advertising program and General Terms and Conditions set forth by Travelzoo. All parties acknowledge that this insertion order and the General Terms and Conditions represent the entire agreement between Advertiser and Travelzoo. The undersigned confirms that he/she is authorized to execute this Agreement on behalf of the Advertiser .

Authorized Signature:	/s/ Sakina Samma

Date:	11/11/04

Name:	SAKINA SAMMA

Title:	Media Planner

Company:	Click Here, Inc.

Travelzoo Inc., 590 Madison Avenue, 21st Floor, New York, NY 10022	Page of 3
Fax number for Insertion orders (650) 943-2433